Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts:
Dan Whelan, Platinum Equity
(310) 282-9202
dwhelan@platinumequity.com

David T. Parker, ACL
(800) 842-5491
David.Parker@aclines.com
PLATINUM EQUITY COMPLETES ACQUISITION
OF AMERICAN COMMERCIAL LINES
Los Angeles, CA — December 21, 2010 —Platinum Equity announced today that it has completed the acquisition of American Commercial Lines Inc. (“ACL”), one of the largest and most diversified inland marine transportation and service companies in the United States.
The acquisition was a public-to-private transaction in which Platinum Equity agreed to acquire most outstanding shares of ACL stock for $33.00 per share. ACL stockholder GVI Holdings, Inc. and certain of its affiliates are receiving $31.25 per share. The company previously traded on the NASDAQ Global Select Market under the ticker symbol “ACLI.”
On October 18, 2010, Platinum Equity signed a definitive agreement to acquire ACL by merger. ACL shareholders approved the merger transaction on December 14, 2010.
“ACL has strong management, a talented workforce and a proud tradition as a leader in marine transportation and manufacturing,” said Louis Samson, principal, Platinum Equity, who led the team pursuing the ACL acquisition. “Mike Ryan and the management team have made a lot of progress in recent years transforming and positioning the business. We are excited to roll up our sleeves and provide additional support to the company’s efforts.”
Platinum Equity has already deployed a transition team to support ACL.
“Platinum Equity’s extensive resources and operational expertise will enable us to accelerate the execution of our strategic business initiatives and position us to expand our role as a top transportation services provider,” said Mike Ryan, ACL president and chief executive officer. “We are pleased to begin a new chapter in ACL’s history and are excited about the future.”
Mr. Ryan, who joined ACL in 2005 and has served as chief executive officer since 2008, will continue to lead the company under Platinum Equity’s ownership.
-more-

Platinum Equity completes acquisition of ACL

Mr. Samson said that in addition to providing operations support, Platinum Equity’s M&A team will continue working closely with ACL as well.
“ACL has strong fundamentals and is well positioned for growth, both organically and through prospective acquisitions,” said Mr. Samson. “We will work with the management team to identify, evaluate and pursue attractive opportunities to grow and expand the business.”
About Platinum Equity
Platinum Equity is a global M&A&O(R) firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed over 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition. For more information, go to www.platinumequity.com.
About American Commercial Lines Inc.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $850 million in revenues and approximately 2,570 employees as of December 31, 2009. For more information about American Commercial Lines Inc., visit www.aclines.com.
#      #      #